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                                                                     Exhibit 5.1


                                  July 3, 2001


Board of Directors
e-centives, Inc.
6901 Rockledge Drive, 7th Floor
Bethesda, Maryland 20817

Ladies and Gentlemen:


         We are acting as special counsel to e-centives, Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-1 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission on July 3, 2001 relating to the proposed public offering of up to 4,909,009 shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), all of which shares (the "SHARES") are to be sold by certain investors and stockholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. The Restated Certificate of Incorporation of the Company, including the Certificate of Designations authorizing shares of Series C Preferred Stock (the "COMPANY CHARTER"), as certified by the Secretary of State of the State of Delaware on June 27, 2001, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

         3. The Amended and Restated Bylaws of the Company, as amended (the "COMPANY BYLAWS"), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

         4.       The documents identified on Attachment A hereto.

         5. Certain resolutions of the Board of Directors and the stockholders of the Company, including those identified on Attachment A hereto.


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         6.       A certificate of certain officers of the Company, dated July
                  3, 2001, as to certain facts relating to the Company.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

         We have assumed with respect to each issuance of securities that the Company received the consideration required by the relevant agreements, documents and resolutions of the Board of Directors. In addition, we have assumed that each issuance of securities by the Company was made in accordance with the terms of the Company Charter, the Company Bylaws, and if appropriate, the Company Stock Option Plan.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                       Very truly yours,



                                       HOGAN & HARTSON L.L.P.




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                                  ATTACHMENT A

1. An executed copy of the Stock Purchase Agreement, dated February 18, 2000, between the Company and the investors named therein (the "SERIES C PURCHASE AGREEMENT").

2. An executed copy of the Asset Purchase Agreement, dated January 18, 2001, as amended, between the Company and Inktomi Corporation (the "ASSET PURCHASE AGREEMENT"), relating to the acquisition of certain assets for Common Stock.

3. The Company's 1996 Stock Option and Incentive Plan and the Amended and Restated Stock Option and Incentive Plan (the "COMPANY STOCK OPTION PLAN"), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. Executed copies of certain Incentive Stock Option Agreements between the Company and certain employees of the Company relating to the grants of stock options pursuant to the Option Plan which were exercised and converted into certain of the Shares.

5. Resolutions of the Board of Directors of the Company (i) by unanimous written consent on January 19, 2001 relating to the authorization of the Series C Purchase Agreement, the Series C Preferred Stock, the Common Stock underlying the Series C Preferred Stock, the Certificate of Designations, the issuance and sale of the shares of Series C Preferred Stock and arrangements in connection therewith, (ii) at a meeting on August 18, 2000 relating to the approval of the Company Charter and Bylaws, an amendment to the Certificate of Designations and the approval of the Option Plan, (iii) at a meeting on January 17, 2001, relating to the authorization of the Asset Purchase Agreement, the issuance and sale of the shares of Common Stock in exchange for certain assets and arrangements in connection therewith, and (iv) by unanimous written consent dated July 2, 2001, relating to the authorization of the Registration Statement and the ratification of prior issuances of the Shares, each as certified by certain officers of the Company on the date hereof as then being complete, accurate and in effect.

6. Resolutions of the stockholders of the Company adopted by written consent on August 28, 2000 relating to the adoption of the Company Charter, the adoption of the Option Plan and ratification of certain prior corporate actions and certain prior issuances of securities, as certified by certain officers of the Company on the date hereof as then being complete, accurate and in effect.


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